Exhibit 4.9

CONSENT TO MODIFICATIONS

          This Consent to Modifications, dated as of November 14, 2006, is given and agreed to by the “Purchasers” under the Fourth Amended Note and Warrant Purchase Agreement by and among the Purchasers, Integral Vision, Inc., a Michigan corporation (the "Company"), and Warren Cameron Asciutto & Blackmer, P.C., as Agent.

Factual Statements

A.	The undersigned is a Purchaser, the Company, or the Agent under the Fourth Amended Note and Warrant Purchase Agreement (“Purchase Agreement”), dated effective as of the date of execution by such Purchaser, for the purchase of the Notes and Warrants of the Company.

B.	The Company desires to raise additional funds under the Purchase Agreement. Prospective investors have requested terms for their potential investments that require certain portions of the Purchase Agreement be modified. The parties to this Purchase Agreement wish to modify certain portions of the Purchase Agreement to accommodate said prospective investors, which shall be accomplished by attaching said changes to the Purchase Agreement in the form of an addendum to the Purchase Agreement.

C.	The Company is currently indebted to Purchasers of Class 3 Notes under the Purchase Agreement in the total amount of $378,000. At the present time there are no Class 1 or Class 2 Notes outstanding under the Purchase Agreement.

Agreement

1.	Modifications. The undersigned agree to the modifications to the Purchase Agreement follows:

All references to Exhibit E, the form of Class 2 Warrants attached to the Purchase Agreement, shall refer to the Warrant Certificate attached to this Consent to Modifications for any Class 2 warrants issued after November 1, 2006.

Section 1(a): The reference in this section to Section 1(d) should be changed to Section 1(k)(b).

Section 1. b.(ii): The sentence in this section, “Class 2 Purchasers will have the right to payment out of the additional security granted to them in the Security Agreement in the

November 2006 -- Integral Vision, Inc. -- Modifications

Accounts and Inventory of the Company only in the event the Company voluntarily or involuntarily becomes subject to any proceedings under the Bankruptcy Code” shall be deleted.

Section 1. (k) (b): The phrase near the end of this section “as set forth on Exhibit A hereto as to each Class 2 Purchaser,” shall be modified to say “as set forth on Exhibit A hereto as to each Class 2 Purchaser and updated with each new purchase”. There shall be a new sentence added to this section which will read “All Class 2 Warrants issued after November 1, 2006 pursuant to the Purchase Agreement, as hereby amended, shall be in the form attached to this Consent to Modifications.”

Section 3: the definition of “Class 1 Warrants” should be deleted and replaced with the following: “has the meaning set forth in Section 1(k)(a)”

Section 3: the definition of “Class 2 Warrants” should be deleted and replaced with the following: “has the meaning set forth in Section 1(k)(b)”

Section 3: the definition of “Indemnified Persons” should be deleted and replaced with the following: “has the meaning set forth in Section 18.1 hereof.”

Section 3: the definition of “Losses” should be deleted and replaced with the following: “have the meaning set forth in Section 18.1. ”

Section 3: the definitions of “Warrant” or “Warrants” should be deleted and replaced with the following: Has the meaning set forth in Section 1(k) hereof.”

Section 4.7: The reference in this section to Section 10.5 should be changed to Section 10.4.

Section 4.15. Stock Ownership. This section of the Purchase Agreement shall be replaced in its entirety with the following: The authorized capital stock of the Company consists of (i) 41,000,000 shares of Common Stock, without par value, of which 29,491,409 shares are outstanding, and (ii) 400,000 shares of Preferred Stock (though 7,000 shares of Preferred Stock are retired), without par value, none of which are outstanding. Such outstanding shares of Common Stock are duly authorized, validly issued and outstanding and fully paid and nonassessable. Except for the Warrants, the 1997 Warrants (which expired without being exercised), the warrants to purchase 3.5 million shares of the Company issued to the investors who purchased 7 million shares of the Company in April 2005, the Class 3 Notes and options to purchase shares of Common

November 2006 -- Integral Vision, Inc. -- Modifications

Stock granted to employees, directors or agents of the Company pursuant to the Company's stock option plans, there are no outstanding options, warrants, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities.

Section 4.20: This section will be replaced by the following: “The chief executive office of the Company and its records with respect to the Collateral are located at Wixom, Michigan.”

Section 10.2: The reference in this section to Exhibit D should be changed to Exhibit G.

Section 14.1(a): should have the following phrase deleted: “(whether or not such payment is prohibited under Section 9 hereof)”

Section 17. The following shall be added to this section: The provisions in this section shall not apply to any Warrants or Shares issued or issuable pursuant to any Notes acquired after November 1, 2006.

Section 22(c) shall be deleted and replaced with the following: “if to the Company, at 49113 Wixom Tech Dr., Wixom MI 48393, Attention: Charles J. Drake, telephone: 248-668-9230, fax: 248-668-9384 or at such other address as may have been furnished in writing by the Company to the Agent, the Puchasers and the other holders of Notes or Warrants, or

2.	Voluntary and Informed Execution. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT THE MODIFICATIONS SET FORTH HEREIN WERE KNOWINGLY AND VOLUNTARILY MADE.

3.	Effective Date. This agreement shall be effective on the date that the Majority Noteholders (as defined in the Purchase Agreement), the Company’s Board of Directors and Agent, have accepted the terms and conditions herein and have signed this agreement.

Signatures on the following page(s):

November 2006 -- Integral Vision, Inc. -- Modifications

Integral Vision, Inc.	Warren Cameron Asciutto & Blackmer, P.C.

By:	By:

Charles J. Drake, Chairman		J. Michael Warren, President

Charles J. Drake

Charles J. Drake (personally)

November 2006 -- Integral Vision, Inc. -- Modifications

THIS WARRANT CERTIFICATE (AND THE COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON EXERCISE HEREOF) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE REGULATION OF ANY STATE AND ARE NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 16 OF THE PURCHASE AGREEMENT REFERRED TO HEREIN.

INTEGRAL VISION, INC.
Common Stock Purchase Warrant Certificate
Issued Pursuant to Class 2 Notes Dated After November 1, 2006

Dated _______________________ Wixom, Michigan

No. ___	___________ Shares

          FOR VALUE RECEIVED, the undersigned INTEGRAL VISION, INC., a Michigan corporation (herein referred to as the "Company"), hereby certifies and agrees that ______________________________________________________________________________________________ _____________________________________________________________________________, or registered assigns, is entitled to purchase from the Company up to an aggregate of ____________ ________________________ duly authorized, validly issued, fully paid and nonassessable shares of the Company's Common Stock, no par value, or any stock into which such Common Stock shall have been changed or any stock or other securities resulting from a reclassification thereof (all such shares, stock or other securities which may be purchased by this, and all other, Warrants are herein known as the "Shares") at a purchase price per Share of the lower of (i) $ _________ or (ii) the price determined according to Section 2.2(a) hereof (the “Purchase Price”) at any time and from time to time from the date hereof until 5:00 p.m. on the fourth anniversary of the date hereof. The foregoing agreement and rights are all subject to the terms, conditions and adjustments set forth below in this Warrant Certificate.

           This Warrant Certificate is one of the Class 2 Common Stock Purchase Warrant Certificates (the "Warrants", which term includes all Class 2 Warrants issued in substitution therefor) originally issued in connection with the issue and sale by the Company of its Class 2 10% Secured Notes (the "Notes"). The Warrants and the Notes have been issued pursuant to the Fourth Amended Note and Warrant Purchase Agreement, as amended, dated effective as of the Closing Date for each Purchaser (the "Purchase Agreement") among the Company and the Purchasers named therein. This Warrant is subject to the provisions, and is entitled to the benefits, of the Purchase Agreement. Capitalized terms used without definition herein are as defined in the Purchase Agreement.

           The Company represents that all Shares to which the holders of the Warrants shall be entitled upon the exercise thereof (i) are duly authorized by the Articles of Incorporation of the Company in accordance with the laws of the State of Michigan, (ii) have been duly authorized to be issued upon the exercise of the Warrants from time to time in whole or in part, (iii) will be, when issued in accordance with the terms of the Warrants, duly authorized and validly issued and fully paid and nonassessable and free and clear of all Liens and rights of others whatsoever (other than Liens and rights of others claiming by, through or under the holder hereof) and (iv) will not be at the time of such exercise subject to any restrictions on transfer or sale except as provided by applicable laws.

          Section 1. Exercise of Warrant.

          1. 1. Manner of Exercise.

           (a) This Warrant may be exercised by the holder, in whole or in part, during normal business hours on any Business Day by surrender of this Warrant, together with a subscription duly executed by such holder, to the Company at its office designated pursuant to the Purchase Agreement (or, if such exercise is in connection with an underwritten public offering of Shares subject to this Warrant, at the location at which the underwriting agreement requires that such Shares be delivered).

           (b) Payment of the exercise price for Shares shall be made, at the option of the holder (i) as provided in Section 1.5 hereof, or (ii) by check or wire transfer payable to the order of the Company, in any case, in an amount equal to (A) the number of Shares specified in such subscription, multiplied by (B) the then current exercise price. Such holder shall thereupon be entitled to receive the number of Shares specified in such subscription (plus cash in lieu of any fractional share as provided in Section 1.3 hereof).

          (c) Restrictions. [The following provision shall be omitted at the request of any Purchaser made to the Company prior to issuance of the Warrant] The holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1.1(a) or otherwise, to the extent that after giving effect to such issuance after exercise, the holder (together with the holder’s affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of 9.90% of the number of shares of the Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Shares or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1.1(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by holder that the Company is not representing to holder that such calculation is in compliance with Section 13(d) of the Exchange Act and holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1.1(c) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the holder) and of which a portion of this Warrant is exercisable shall be in the sole discretion of such holder, and the submission of a Notice of Exercise shall be deemed to be such holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such holder) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 1.1(c), in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the holder, the Company shall within two Trading Days confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 1.1(c) may be waived by the holder, at the election of the holder, upon not less than 61 days’ prior notice to the Company, and the provisions of this Section 1.1(c) shall continue to apply until such 61st day (or such later date, as determined by the holder, as may be specified in such notice of waiver).

           1.2. Effective Date. Each exercise of this Warrant pursuant to Section 1.1 (a) shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant is surrendered to the Company as provided in Section 1.1 hereof (except that if such exercise is in connection with an underwritten public offering of Shares subject to this Warrant, then such exercise shall be deemed to have been effected upon such surrender of this Warrant), and such exercise shall be at the current exercise price in effect at such time. On each such day that an exercise of this Warrant is deemed effected, the Person or Persons in whose name or names any certificate or certificates for Shares are issuable upon such exercise (as provided in Section 1.3 hereof) shall be deemed to have become the holder or holders of record.

           1.3. Share Certificates; Cash for Fractional Shares; and Reissuance of Warrants. As promptly as practicable after the exercise of this Warrant, in whole or in part, and in any event within five (5) Business Days thereafter (unless such exercise shall be in connection with a public offering of Shares subject to this Warrant, in which event concurrently with such exercise), the Company at its expense (including the payment by it of any applicable issue, stamp or other taxes) will cause to be issued in the name of and delivered to the holder hereof or such other person as such holder may direct:

           (a) a certificate or certificates for the number of Shares to which such holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the Market Price per Share on the effective date of such exercise; and

           (b) in case such exercise is in part only, a new Warrant or Warrants of like tenor, calling in the aggregate on the face or faces thereof for the number (which may be fractional) of Shares (without giving effect to any adjustment therein) equal to the number of such Shares called for on the face of this Warrant minus the number of Shares obtained upon such exercise.

           1.4. Acknowledgment of Obligation. The Company will, at the time of each exercise of this Warrant, upon the request of the holder hereof or of any Shares issued upon such exercise, acknowledge in writing its continuing obligation to afford to such holder all rights to which such holder shall continue to be entitled under this Warrant and the Purchase Agreement; provided, that if any such holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Company to afford such rights to such holder.

           1.5. Notes. The holder shall have the option, but not the obligation, upon any exercise of this Warrant, to apply to the payment required by Section 1.1 all or any part of the accrued and unpaid interest on, or principal of, any Notes at the time held by the holder. The Company will accept the amount of accrued and unpaid interest or principal, if such election is selected, in satisfaction of the exercise price for such Shares to be purchased. The holder shall have the right to apply all or any portion of such accrued and unpaid interest or principal to exercise all or any portion of this Warrant whether or not payment on the Notes is otherwise prohibited.

           1.6. Restriction. The holder acknowledges that the Shares acquired upon exercise of the Warrant will be "restricted securities" as that term is defined under the regulations promulgated under the Securities Act, will not be saleable in the absence of an effective registration statement under the Securities Act or an exemption from registration, and accordingly may be required to be held for an indefinite period of time. The holder agrees that Shares issued pursuant hereto may contain the following legend on the face thereof: "This security has not been registered pursuant to the Securities Act of 1933, as amended, and each holder of this security by the acceptance hereof agrees that this security shall not be transferred in violation of said Act." The Company agrees that such legend shall be removed from any Shares which are no longer subject to such restrictions.

           Each holder of a Warrant by acceptance thereof agrees that it will not sell or otherwise dispose of any Warrants or Shares unless such Warrants or Shares have been registered under, or have been sold pursuant to an exemption from registration under, the Securities Act. As a condition to the Company's obligation to issue a new Warrant to a transferee thereof which (x) is not a holder of a Warrant, the transferor must certify to the Company the facts on which the transferor is relying for such exemption or (y) is a holder of a Warrant, the transferor must represent to the Company in writing that the transfer is so exempt, and in either case the transferor must provide an opinion from an attorney reasonably satisfactory to the Company that the requirement for the exemption have been met.

          Section 2. Current Exercise Price and Adjustments.

           2.1 Current Exercise Price. The term "current exercise price" shall mean initially the Purchase Price per Share, subject to adjustment from time to time as hereinafter provided. In determining the current exercise price, the result shall be expressed to the nearest $.01, but any lesser amount shall be carried forward and shall be considered together with the next subsequent adjustment which, together with any adjustments carried forward, shall amount to $.01 per Share or more.

           2.2. Adjustment of Current Exercise Price. The current exercise price shall be subject to adjustment, from time to time (but not below zero), as follows:

           (a) Anti-Dilution Adjustment. In the event the Company issues, after November 1, 2006, any common stock, or any Preferred Stock, Warrant or Note convertible into common stock, which has a share price, or any exercise or conversion rate, lower than the exercise price for this Warrant, then the exercise price for this Warrant shall be reduced to such lower rate, but in no event will the exercise price be reduced to less than $0.25 per share. This provision will not be triggered by shares or options issued to employees, officers, or directors of the Company under the Company’s stock option plans or shares issued under existing warrants or convertible notes.

           (b) Adjustments for Stock Dividends, Recapitalization. etc. In the event the Company shall, after the Closing Date, issue any shares of Common Stock (i) by stock dividend or any other distribution upon the stock of the Company payable in Common Stock or in securities convertible into or exercisable for shares of Common Stock or (ii) in subdivision of its outstanding Common Stock, by reclassification or otherwise, the current exercise price then in effect shall be reduced proportionately; and, in like manner, in the event of any combination of shares of Common Stock, by reclassification or otherwise, the current exercise price then in effect shall be increased proportionately. An adjustment made pursuant to this Section 2.2(b) shall become effective retroactively immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

           (c) Reorganization Adjustments. In case of any capital reorganization or reclassification of the capital stock of the Company (other than a change in par value or a stock split-up), the holder of this Warrant shall thereafter be entitled to purchase for the current exercise price the securities and property receivable upon such capital reorganization or reclassification by a holder of the number of shares of Common Stock which this Warrant entitled the holder hereof to purchase immediately prior to such capital reorganization or reclassification. In the event that at any time, as a result of an adjustment made pursuant to this Section 2.2(c), the holder of this Warrant shall become entitled to purchase any other securities or property other than Common Stock, thereafter the number of such other securities or property so purchasable upon exercise of this Warrant and the current exercise price shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 2.2.

           (d) Other Adjustments. Without limiting any provisions of this Section 2.2 or any other provisions of this Warrant, in case any event shall occur as to which any of the provisions of this Section 2.2 are not strictly applicable but the failure to make any adjustment would not fairly protect the exercise rights represented by the Warrants in accordance with the intent and principles of this

Section 2.2, the Company shall at its expense appoint a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company), and reasonably satisfactory to the Majority Holders, which shall give their opinion upon the adjustment, if any, on a basis consistent with the intent and principles established in this Section 2.2, necessary to preserve, without dilution, the economic and other rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly mail copies thereof to the holders of the Warrants and shall make the adjustments described therein.

           Section 3. Company's Consolidation or Merger. If the Company shall at any time consolidate with or merge into another entity (where the Company is not the continuing corporation after such merger or consolidation), the holder of a Warrant shall thereafter be entitled to receive, upon the exercise thereof in whole or in part, the securities or other property to which (and upon the same terms and with the same rights as) a holder of the number of Shares then deliverable upon the exercise thereof would have been entitled upon such consolidation or merger (subject to adjustments under Section 2.2 hereof), and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure such holder that the provisions of the Warrants and the Purchase Agreement shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the exercise of this Warrant, including, but not limited to, obtaining a written acknowledgment from the continuing entity of its obligation to supply such securities or property upon such exercise and to be so bound by the Warrant and the Purchase Agreement. A sale, transfer or lease (in one, or a series of related, transactions) of all or substantially all of the assets of the Company to another person shall be deemed a consolidation or merger for the foregoing purposes.

          Section 4. Notice to Holders of Warrants.

          In case at any time:

           (i)           the Company shall take any action which would require an adjustment in the current exercise price pursuant to Section 2.2; or

           (ii)          there shall be any capital reorganization or reclassification of the Company's Common Stock (other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale, transfer or lease (in one, or a series of related, transactions) of all or substantially all of the assets of the Company; or

           (iii)         there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give written notice to the holders of the Warrants, not less than twenty (20) days before any record date or other date set for definitive action, of the date on which such action, reorganization, reclassification, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up, as the case may be, and the terms thereof.

           Section 5. Number of Shares. No adjustment of the current exercise price will increase the number of Shares which a holder will be entitled to purchase.

           Section 6. No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof any rights as a stockholder of the Company (prior to exercise of all or a portion of this Warrant) or as imposing any liabilities on such holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

           Section 7. Ownership; Transfer. The Company may treat the Person in whose name this Warrant is registered pursuant to the Purchase Agreement as the owner and holder of this Warrant for all purposes, and the Company shall not be affected by any notice to the contrary (except that the Company shall comply with the provisions of the Purchase Agreement regarding the issuance of a new Warrant or Warrants to transferees). This Warrant is transferable upon the conditions specified in the Purchase Agreement.

          Section 8. Covenants

           8.1. Information Requirements. The Company will provide to each holder of Warrants or Shares, promptly after the same are available, copies of each annual report, proxy or financial statement or other communication sent to the Company's or a Subsidiary's stockholders and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission or with any securities exchange or the National Association of Securities Dealers, Inc.

           8.2. Reservation of Shares. There have been reserved, and the Company shall at all times keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the then outstanding Warrants.

           8.3. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. The Company will at all times in good faith assist in the carrying out of all such terms, and in the taking of all such action, as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of Common Stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of the Company's Common Stock, free from all taxes, Liens and charges with respect to the issue thereof, upon the exercise of this Warrant from time to time outstanding and (c) will not take any action which results in any adjustment of this current exercise price under this Warrant if the total number of shares of the Company's Common Stock (or other securities) issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock (or other securities) then authorized by the Company's Certificate of Incorporation and available for the purpose of issue upon such exercise.

           8.4. Listing of Shares. If the Company shall list any shares of its Common Stock on any national securities exchange, it will take such action as may be necessary, from time to time, to list the Shares, subject to issuance, on such exchange.

           8.5. Securities Exchange Act Registration. At any time that the Company either files and such filing becomes effective, or is required to file, a registration statement with respect to Common Stock of the Company under Section 5 of the Securities Act or Section 12(b) or Section 12(g) of the Securities Exchange Act, then thereafter:

           (a) The Company will maintain effective a registration statement (containing such information and documents as the Commission shall specify and otherwise complying with the Securities Exchange Act) with respect to the Common Stock of the Company under Section 12(b) or Section 12(g), whichever is applicable, of the Securities Exchange Act and will file on time such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to such Section 12(b) or Section 12(g), whichever is applicable.

           (b) The Company will, upon the request of the holder hereof or of any Shares, make whatever other filings with the Commission, or otherwise make generally available to the public such financial and other information, as any such holder may deem reasonably necessary or desirable in order to enable such holder to be permitted to sell Shares pursuant to the provisions of Rule 144 under the Securities Act (or any successor statute, rule or regulation to Rule 144).

           8.6. Delivery of Information for Rule 144A Transactions. If a holder of Warrants or Shares proposes to transfer any such Warrants or Shares pursuant to Rule 144A under the Securities Act (as in effect from time to time), the Company agrees to provide (upon the request of such holder or the prospective transferee) to such holder and (if requested) to the prospective transferee any financial or other information concerning the Company and its Subsidiaries which is required to be delivered by such holder to any transferee of such Warrants or Shares pursuant to such Rule 144A.

           Section 9. Headings. The headings and captions in this Warrant are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

           Section 10. Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Michigan (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

           Section 11. Survival. The obligations of the Company under this Warrant shall survive its full exercise.

           Section 12. Definitions. Terms not otherwise defined herein are defined in the Purchase Agreement and are used herein with the same definition.

           INTEGRAL VISION, INC. has caused this Warrant to be dated and to be executed and issued on its behalf by its officer thereunto duly authorized.

Integral Vision, Inc. By: _________________________ Name: Charles J. Drake Title: Chairman of the Board